Exhibit 4.4

[ ] Incentive Stock Option	Optionee: ___________________
[ ] Nonstatutory Stock Option	Date: ________________

FORM OF STOCK OPTION EXERCISE NOTICE

Iveda Corporation
Attention: __________________
___________________________
___________________________

Ladies and Gentlemen:

1.           Option.  I was granted an option (the “Option”) to purchase shares of the common stock (the “Shares”) of Iveda Corporation, a Nevada corporation (the “Company”) pursuant to the Company’s 2010 Stock Option Plan (the “Plan”), my Notice of Grant of Stock Option (the “Notice”) and my Stock Option Agreement (the “Option Agreement”) as follows:

Grant Number:	___________________

Date of Option Grant:	___________________

Number of Option Shares:	___________________

Exercise Price per Share:	$ __________________

2.           Exercise of Option.  I hereby elect to exercise the Option to purchase the following number of Shares, all of which are Vested Shares in accordance with the Notice and the Option Agreement:

Total Shares Purchased:	___________________

Total Exercise Price (Total Shares X Price per Share)	$ __________________

3.           Payments.  I enclose payment in full of the total exercise price for the Shares in the following form(s), as authorized by my Option Agreement:

[ ] Cash:	$ __________________

[ ] Check:	$ __________________

[ ] Tender of Company Stock:	Contact Plan Administrator

1	Notice of Option Exercise

4.           Tax Withholding.  I authorize payroll withholding and otherwise will make adequate provision for the federal, state, local and foreign tax withholding obligations of the Company, if any, in connection with the Option.  If I am exercising a Nonstatutory Stock Option, I enclose payment in full of my withholding taxes, if any, as follows:

(Contact Plan Administrator for amount of tax due.)

[ ] Cash:	$ __________________

[ ] Check:	$ __________________

5.           Optionee Information.

My address is:

My Social Security Number is:

6.           Notice of Disqualifying Disposition.  If the Option is an Incentive Stock Option, I agree that I will promptly notify the Chief Financial Officer of the Company if I transfer any of the Shares within one (1) year from the date I exercise all or part of the Option or within two (2) years of the Date of Option Grant.

7.           Binding Effect.  I agree that the Shares are being acquired in accordance with and subject to the terms, provisions and conditions of the Option Agreement, to all of which I hereby expressly assent.  This Agreement shall inure to the benefit of and be binding upon my heirs, executors, administrators, successors and assigns.

I understand that I am purchasing the Shares pursuant to the terms of the Plan, the Notice and my Option Agreement, copies of which I have received and carefully read and understand.

Very truly yours, ____________________________________ (Signature)

Receipt of the above is hereby acknowledged.

By: ____________________________

Title:

Dated:

2	Notice of Option Exercise